Exhibit 5.1

[GRAPHIC OMITTED]                              FOLEY & LARDNER LLP
: FOLEY                                        ATTORNEYS AT LAW
                                               The Greenleaf Building
                                               200 Laura Street
                  April 16, 2004               Jacksonville, Florida  32202-3510
                                               P. O. Box 240
                                               Jacksonville, Florida  32201-0240
                                               904.359.2000 TEL
                                               904.359.8700  FAX
                                               www.foley.com

Regency Centers Corporation
121 West Forsyth Street, Suite 200
Jacksonville, Florida   32202

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         We are acting as counsel to Regency Centers Corporation, a Florida corporation (the "Company"), in connection with its registration statement on Form S-3 filed with the Securities and Exchange Commission relating to the sale by the selling shareholders named therein of shares of common stock of the Company, par value $.01 per share, that have been or will be issued to the selling shareholders upon redemption of their limited partnership interests in Regency Centers, L.P. (collectively, the "Shares").

         In connection with the sale of such securities, we have examined and are familiar with: (a) the articles of incorporation and bylaws of the Company,
(b) the Conversion and Redemption Agreement dated as of December 31, 1999 by and among the Company, Regency Centers, L.P., and the selling shareholders (the "Agreement"), (c) the proceedings of and actions taken by the Board of Directors of the Company in connection with the issuance of the Shares and (d) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

         Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and delivered upon the selling shareholders' redemption of their limited partnership interests in Regency Centers, L.P., pursuant to the Agreement, will be legally issued, fully paid and nonassessable.

         The foregoing opinion is limited to the laws of the state of Florida. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

         We hereby consent to the inclusion of this opinion as Exhibit 5 in said Registration Statement and to the reference to this firm under the caption "Legal Matters" in the related prospectus. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Sincerely,

                                        FOLEY & LARDNER LLP

                                        By:      /s/ Linda Y. Kelso
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